Exhibit 23.2
                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statement (No. 333-95205) on Form S-8 of Imergent, Inc. (formerly known as Netgateway, Inc.) of our report dated August 3, 2001, with respect to Notes 8, 11, and 12, September 30, 2001, with respect to Note 2(b), July 3, 2002 and with respect to Note 2(z), September 25, 2003, relating to our audit of the consolidated statements of operations, capital deficit, and cash flows for the year ended June 30, 2001, which report appears in the June 30, 2003 annual report on Form 10-K of Imergent, Inc.

Our report on the consolidated financial statements contains an explanatory paragraph that states that Imergent, Inc. has suffered recurring net losses and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ Eisner LLP

New York, New York
September 25, 2003